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                                                                    Exhibit 99.2

March 25, 2004

                   Management Report on Internal Control over
                Servicing of Securitized Credit Card Receivables

Management of Chase Manhattan Bank USA, N.A. (the "Bank"), as servicer of the Chase USA Master Trust (formerly known as Providian Master Trust), is responsible for establishing and maintaining effective internal control over servicing of securitized credit card receivables, which is designed to provide reasonable assurance regarding the proper servicing of securitized credit card receivables. The Bank's internal control contains self-monitoring mechanisms, and actions are taken to correct deficiencies as they are identified.

There are inherent limitations in any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to servicing of securitized credit card receivables. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management of Chase Manhattan Bank USA, N.A., as servicer of the Chase USA Master Trust, assessed its internal control over servicing of securitized credit card receivables as of December 31, 2003 in relation to the criteria for effective internal control established in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that Chase Manhattan Bank USA, N.A., as servicer of the Chase USA Master Trust, maintained effective internal control over servicing of securitized credit card receivables as of December 31, 2003, based on the criteria for effective internal control established in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Richard Srednicki
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Richard Srednicki
Executive Vice President
JPMorgan Chase Bank

/s/ Daniel DeMeo
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Daniel DeMeo
Senior Vice President
JPMorgan Chase Bank

/s/ Keith Schuck
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Keith Schuck
Senior Vice President/CFO
Chase Manhattan Bank USA, N.A.